Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 25, 2021, with respect to the consolidated financial statements of Helix Energy Solutions Group, Inc. and the effectiveness of internal control over financial reporting, incorporated herein by reference. Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of FASB ASU 2016-02, Leases.

/s/ KPMG LLP

Houston, Texas

January 14, 2022